Exhibit 99.1

Contact:	Michael Grasher, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2014 FOURTH QUARTER

AND YEAR-END RESULTS

2014 NET INCOME RISES 23.0%

INCREASES REGULAR DIVIDEND 25.0%

DeRidder, LA – February 26, 2015 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2014.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	% Change	2014	2013	% Change
	(in thousands, except per share data)
Net premiums earned	$97,070	$86,695	12.0%	$375,747	$329,983	13.9%
Net investment income	$7,166	$6,763	6.0%	$27,214	$27,029	0.7%
Net realized gains (losses) on investments (pre-tax)	$516	$710	NM	$697	$(1,211)	NM
Net income	$16,865	$17,443	-3.3%	$53,666	$43,637	23.0%
Diluted earnings per share	$0.89	$0.92	-3.3%	$2.84	$2.32	22.4%
Operating net income	$16,530	$16,982	-2.7%	$53,213	$44,424	19.8%
Operating earnings per share	$0.87	$0.90	-3.3%	$2.81	$2.37	18.6%
Book value per share	$23.65	$22.41	5.5%	$23.65	$22.41	5.5%
Net combined ratio	83.4%	80.0%		87.9%	90.0%
Return on average equity	15.1%	17.1%		12.4%	10.9%

Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, commented, “The workers’ compensation industry is poised to record an underwriting profit for only the third time in 25 years. This outcome results from more disciplined underwriting and risk selection. Pricing in our markets is flattening but near cycle peaks. Despite pockets of increased competition, the high hazard market remains attractive in terms of pricing, favorable loss trends and improved economic conditions.”

Insurance Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	% Change	2014	2013	% Change
	(in thousands)

Gross premiums written	$90,334	$91,102	-0.8%	$393,819	$372,177	5.8%

Net premiums earned	$97,070	$86,695	12.0%	$375,747	$329,983	13.9%
Loss and loss adjustment expenses incurred	59,346	59,113	0.4%	244,916	228,973	7.0%
Underwriting and certain other operating costs, commissions, salaries and benefits	21,553	10,104	113.3%	84,963	67,116	26.6%
Policyholder dividends	51	62	-17.7%	391	1,042	-62.5%

Underwriting profit (pre-tax)	$16,120	$17,416	-7.4%	$45,477	$32,852	38.4%

Insurance Ratios:
Current accident year loss ratio	71.5%	73.2%		71.5%	73.2%
Prior accident year loss ratio	-10.3%	-5.0%		-6.3%	-3.8%

Net loss ratio	61.1%	68.2%		65.2%	69.4%
Net underwriting expense ratio	22.2%	11.7%		22.6%	20.3%
Net dividend ratio	0.1%	0.1%		0.1%	0.3%

Net combined ratio	83.4%	80.0%		87.9%	90.0%

•	Voluntary premiums written declined 2.8% in the quarter but rose 4.7% for the year ended December 31, 2014 compared to the same periods in 2013. Payroll audits and related premium adjustments for policies written in previous periods increased premiums $4.5 million in the fourth quarter and $16.8 million in the year ended December 31, 2014. In 2013, these premium adjustments increased premium $3.2 million in the fourth quarter and $13.6 million for the full year.

•	The current accident year loss ratio for the fourth quarter was 71.5%. During the quarter the Company experienced $10.0 million of favorable prior year development, primarily attributable to accident years 2010 and 2012. In total, prior accident year development for year ended December 31, 2014 resulted in favorable development of $23.7 million, compared to favorable development of $12.6 million in 2013.

•	During the fourth quarter of 2014, the underwriting expense ratio increased to 22.2% from 11.7%. The increase reflects a year over year rise in non-controllable expenses due to the reversal of a contingent profit commission accrual in 2014 of $2.8M, lower ceding commissions of $0.5M in 2014 and fourth quarter 2013 accrual adjustments of $3.2M resulting from bad debt expense and retaliatory tax accruals. For the year ended December 31, 2014, the underwriting expense ratio increased 230bps from the prior year to 22.6%. Growth in premium earned helped to offset operating expenses which grew due to the change in our 2014 reinsurance treaty, which yielded lower profit and ceding commissions.

•	The effective tax rate for the year ended December 31, 2014 rose to 27.2% compared to 26.3% in the same period in 2013. The increase resulted from continued improvement in our underwriting margins which created a higher proportion of underwriting income to tax-exempt investment income relative to 2013.

Janelle Frost, President and Chief Operating Officer, noted, “This year’s outstanding results were driven by disciplined underwriting and favorable loss development. We continued our focus on managing pricing in an increasingly competitive market. At the same time, prior accident year case development resulted in another positive quarter in terms of loss experience. Prior year losses combined with continued favorable trends and expense management were evident in the quarter and full year operating results.”

Investment Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	% Change	2014	2013	% Change
	(in thousands)
Net investment income	$7,166	$6,763	6.0%	$27,214	$27,029	0.7%
Net realized gains (losses) on investments (pre-tax)	$516	$710	NM	$697	$(1,211)	NM
Pre-tax investment yield	2.6%	2.7%		2.6%	2.8%
Tax-equivalent yield (1)	3.5%	3.9%		3.5%	3.9%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of December 31, 2014, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion. The fair value of the portfolio was $1.1 billion.

Capital Management

On February 24, 2015, the Company’s Board of Directors increased the regular quarterly dividend from $0.12 per share to $0.15 per share, a 25.0% increase, payable on March 27, 2015 to shareholders of record as of March 13, 2015.

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning of this plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million, or an average per share price of $17.78, including commissions.

Non-GAAP Financials

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except share and per share data)

Net income	$16,865	$17,443	$53,666	$43,637
Less: Net realized capital gains (losses)	516	710	697	(1,211)
Tax effect (1)	(181)	(249)	(244)	424

Operating net income (2)	$16,530	$16,982	$53,213	$44,424

Average shareholders’ equity (3)	$447,726	$408,763	$431,891	$399,018
Less: Average other comprehensive income (loss)	2,444	(3,483)	(743)	(658)

Adjusted average shareholders’ equity	$445,282	$412,246	$432,634	$399,676

Diluted weighted average common shares	18,994,995	18,796,566	18,928,504	18,748,809

Return on average equity (4)	15.1%	17.1%	12.4%	10.9%
Operating return on average equity (2)	14.8%	16.5%	12.3%	11.1%
Diluted earnings per common share	$0.89	$0.92	$2.84	$2.32
Operating earnings per common share (2)	$0.87	$0.90	$2.81	$2.37

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are each non-GAAP financial measures. Management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for February 27, 2015, at 10:30 a.m. Eastern Time, to discuss the fourth quarter results and the outlook for future periods. To participate in the conference call dial 877-225-7695 (International 720-545-0027) at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 5, 2015. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 62929175.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates and assumptions as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2013. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$90,334	$91,102	$393,819	$372,177
Ceded premiums written	(3,138)	(4,849)	(13,793)	(18,425)

Net premiums written	$87,196	$86,253	$380,026	$353,752

Net premiums earned	$97,070	$86,695	$375,747	$329,983
Net investment income	7,166	6,763	27,214	27,029
Net realized gains (losses) on investments	516	710	697	(1,211)
Fee and other income	134	141	361	534

Total revenues	$104,886	$94,309	$404,019	$356,335

Expenses:
Loss and loss adjustment expenses incurred	$59,346	$59,113	$244,916	$228,973
Underwriting and other operating costs	21,553	10,104	84,963	67,116
Policyholder dividends	51	62	391	1,042

Total expenses	$80,950	$69,279	$330,270	$297,131

Income before taxes	$23,936	$25,030	$73,749	$59,204
Income tax expense	7,071	7,587	20,083	15,567

Net income	$16,865	$17,443	$53,666	$43,637

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Basic EPS:
Net income	$16,865	$17,443	$53,666	$43,637

Basic weighted average common shares	18,773,461	18,459,486	18,646,128	18,373,033
Basic earnings per share	$0.90	$0.94	$2.88	$2.37

Diluted EPS:
Net income	$16,865	$17,364	$53,666	$43,495

Diluted weighted average common shares:
Weighted average common shares	18,773,461	18,459,486	18,646,128	18,373,033
Stock options and performance shares	221,534	337,080	282,376	375,776

Diluted weighted average common shares	18,994,995	18,796,566	18,928,504	18,748,809

Diluted earnings per common share	$0.89	$0.92	$2.84	$2.32

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2014	2013
	(unaudited)
Assets
Investments	$1,016,333	$878,775
Cash and cash equivalents	90,956	123,077
Amounts recoverable from reinsurers	85,888	75,326
Premiums receivable, net	178,917	171,579
Deferred income taxes	31,231	33,645
Deferred policy acquisition costs	19,649	19,171
Other assets	34,246	27,428

	$1,457,220	$1,329,001

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$687,602	$614,557
Unearned premiums	168,576	164,296
Insurance-related assessments	29,315	25,428
Other liabilities	124,759	107,906

Shareholders’ equity	446,968	416,814

Total liabilities and shareholders’ equity	$1,457,220	$1,329,001

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